Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745	Contact:	A. Brad Delco Vice President – Finance & Investor Relations 479.820.2723(O) www.jbhunt.com

FOR IMMEDIATE RELEASE

J.B. HUNT PROVIDES BONUSES IN APPRECIATION OF COVID-19 RESPONSE EFFORTS

LOWELL, Ark., March 23, 2020 –J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT), one of the largest supply chain solutions providers in North America, today announced that J.B. Hunt Transport, Inc. will provide a one-time bonus of $500 for drivers and personnel at field operations and customer facilities supporting the drivers who have kept the country’s freight moving during the COVID-19 pandemic.

“All of our employees have gone above and beyond the call to action during this crisis. And nearly all of our field-level, front-line employees and certainly all of our drivers are required in person and have upheld the high standards of our company. They have kept pace with the evolving supply chain needs of our customers in the face of great uncertainty,” said John Roberts, president and CEO of J.B. Hunt. “These bonuses serve as a token of our appreciation for their service and hard work during these unprecedented times.”

The bonus will be available to eligible employee drivers, as well as field employees and managers in terminals, intermodal ramps, maintenance shops, Dedicated Contract Service account locations, and Final Mile distribution centers who directly support drivers. The bonus will be paid on March 27.

J.B. Hunt has taken several precautions to prevent the spread of COVID-19. Earlier this month the company issued a directive to work from home until at least April 3, 2020, for employees whose on-site presence is not required to perform their work. J.B. Hunt has also established internal protocols around travel restrictions, self-quarantining, social distancing, and other safety precautions. The company is providing employees with hand sanitizer and gloves and established an emergency COVID-19 paid time off policy for employees who are unable to work due to the illness or quarantine.

“The safety and health of all J.B. Hunt employees and their families are of the utmost importance to us. We are very grateful for their dedication to ensure critical supplies reach their destination in these challenging times,” added Roberts.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., a Fortune 500 and S&P 500 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology-driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, final mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.